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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Colony Bankcorp, Inc. and Quitman Bancorp, Inc. to Merge
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Colony Bankcorp, Inc. Announces Stock Repurchase Plan
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FITZGERALD, GA., October 23, 2001--- Colony Bankcorp, Inc. (Nasdaq: CBAN) in
Fitzgerald, Georgia and Quitman Bancorp, Inc. (OTC BB: QTMB.OB) in Quitman, Georgia today announced that they have entered into a definitive agreement under which Colony would acquire Quitman in a transaction valued at approximately $6.8 million in cash and stock.

Colony with $590 million in assets as of September 30, 2001, is a bank holding company that conducts a full service banking business through its six bank subsidiaries in twenty offices located in Ben Hill, Wilcox, Turner, Lee, Dodge, Worth, Coffee, Tift, Crisp, Dougherty, Colquitt, Treutlen and Houston Counties, Georgia.

Quitman Bancorp with $65 million in assets as of September 30, 2001, is a unitary thrift holding company that operates one subsidiary, Quitman Federal Savings Bank, through a single branch in Quitman.

The transaction has been approved by the directors of both companies subject to approval of the Quitman shareholders and regulatory approval and is expected to close by April 2002. Based on 507,262 Quitman shares outstanding, each share of Quitman=s common stock will be entitled to receive .683 shares of Colony common stock and $4.41 in cash at closing. Based on Colony=s closing price of $13.25 on Friday, October 19, 2001, the transaction is valued at approximately $13.46 per share. The transaction will be accounted for under the purchase method and is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

After consummation of the transaction, it is anticipated that the current management and board of directors of Quitman Federal Savings Bank will continue in their current capacities to operate the bank.

Dan Minix, President and CEO of Colony Bankcorp stated, "We are excited to have an institution such as Quitman Federal Savings Bank join our family of community banks. The Brooks County market will extend the Colony footprint to the Florida line and create opportunities in the surrounding area. Chairman Claude Butler and CEO Melvin Plair have built a quality organization based on excellent customer service from a staff who will play an important role in the future of Colony Bankcorp, Inc."

Melvin Plair, President and CEO of Quitman Bancorp and Quitman Federal Savings Bank stated, "Our board of directors is pleased to announce this merger by which our customers will continue to conduct their business as usual, with the same employees and at the same location. Our stockholders will receive not only cash but, with their receipt of Colony Bankcorp, Inc. stock, the opportunity to share in the growth of a larger, Georgia-based community bank. Our board of directors feels this is a most positive move for Quitman Federal Savings Bank's customers and the community."

In another action, Colony Bankcorp, Inc.'s board of directors authorized the company to spend up to $3,500,000 to repurchase shares of its common stock. These repurchases may take place from time-to-time in the open market or privately negotiated transactions, depending on market conditions and subject to compliance with all applicable securities laws and regulations. Any repurchased shares may be available for use in connection with the acquisition of Quitman and for other corporate purposes.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol "CBAN".

Colony Bankcorp, Inc. will file a registration statement on Form S-4 with the Securities and Exchange Commission in connection with the proposed merger. Stockholders are urged to read the registration statement as it will contain important information. The registration statement will include a prospectus/joint proxy statement which will be sent to shareholders of Colony Bankcorp, Inc. and Quitman Bancorp, Inc., seeking their approval of the proposed merger.
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When filed, the registration statement can be obtained, at no cost, at the internet world wide web site maintained by the Securities and Exchange
Commission at "http://www.sec.gov."  Stock holders of Colony Bankcorp, Inc. and
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Quitman Bancorp, Inc. will be able to obtain a free copy of the prospectus/joint proxy statement from their respective companies.

This news release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. As such, the statements involve significant risks and uncertainties. Actual results may differ materially from the statements due to such factors as: (1) The expected cost savings from the merger not materializing within the expected time frame; (2) revenues following the merger not meeting expectations; (3) failure to retain the customer base of the two institutions following the merger; (4) competitive pressures among financial institutions increasing significantly; (5) general economic conditions being less favorable than anticipated; (6) legislative or regulatory changes affecting the business in which the combined company will be engaged; and (7) the time of the completion of the transactions. Additional factors that would cause actual results to differ materially are discussed in the companies= recent filings with the SEC, including but not limited to Annual Reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.


Contact:  Terry L. Hester
          Chief Financial Officer
          Colony Bankcorp, Inc.
          Fitzgerald, GA   31750
          (229) 426-6002

          Melvin E. Plair
          President and Chief Executive Officer
          Quitman Federal Savings Bank
          Quitman, GA   31643
          (229) 263-7538